EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
August 8, 2018

Centrus Reports Second Quarter 2018 Results

•	Reaffirming annual outlook of $175-200 million in revenue and $100-125 million cash balance for year-end 2018

•	Cash balance of $140.1 million at June 30, 2018

•	Revenue of $39.4 million compared to $44.0 million for the second quarter of 2017

•	Net loss of $26.1 million compared to net loss of $22.4 million for the second quarter of 2017

BETHESDA, Md. - Centrus Energy Corp. (NYSE American: LEU) today reported a net loss of $26.1 million for the quarter ended June 30, 2018, compared to a net loss of $22.4 million for the second quarter of 2017. The net loss allocable to common stockholders was $28.1 million or $3.08 per common share (basic and diluted) for the quarter ended June 30, 2018, compared to a net loss allocable to common stockholders of $24.4 million or $2.69 per common share (basic and diluted) for the second quarter of 2017.
“Centrus is working to expand our long-term fuel supply for our customers around the world and to develop the fuel supply infrastructure for the next generation of advanced reactors,” said Daniel B. Poneman, Centrus president and chief executive officer. “While our results this quarter reflect the difficult market dynamics of recent years, the work we have done recently to lock in low-cost sources of supply and secure new long-term sales contracts will show in our future results, as our costs and revenues become more closely aligned.”
Revenue, Cost of Sales and Order Book
Revenue for the second quarter was $39.4 million, a decrease of $4.6 million, or 10 percent, compared to the same quarter in 2017. In the six-month period ended June 30, 2018, revenue was $75.1 million, an increase of $23.9 million, or 47 percent, from the same period in 2017. The Company anticipates generating nearly half of its annual revenue in the fourth quarter.
Revenue from the Low-enriched Uranium (LEU) Segment declined $5.0 million in the three months and increased $15.5 million in the six months ended June 30, 2018, compared to the corresponding periods in 2017. The volume of separative work units (SWU) sales increased 18 percent in the three-month period and 97 percent in the six-month period, reflecting the variability in timing of utility customer orders. The average price billed to customers for sales of SWU declined 26 percent in the three-month period and 34 percent in the six-month period, reflecting the particular contracts under which SWU were sold during the periods and the trend of lower SWU market prices in recent years.
Revenue from the Contract Services Segment increased $0.4 million in the three months and $8.4 million in the six months ended June 30, 2018, compared to the corresponding periods in 2017, reflecting services provided under the X-energy contract beginning in the second quarter of 2018, partially offset by the reduced scope of contract work for American Centrifuge technology services in the current periods. The increase in the six-month period also reflects $9.5 million of revenue related to the January 2018 settlement with the U.S. Department of Energy (DOE) related to past work performed.

Cost of sales for the LEU Segment increased $0.4 million in the three months and $32.5 million in the six months ended June 30, 2018, compared to the corresponding periods in 2017, due to the increases in sales volumes partially offset by declines in the average cost of sales per SWU. Cost of sales is affected by sales volumes, unit costs of inventory, and direct charges to cost of sales such as legacy costs related to former gaseous diffusion plant employees. The average cost of sales per SWU declined approximately 15 percent in the six months ended June 30, 2018, or 13 percent, excluding legacy costs, reflecting declines in our purchase costs per SWU in recent periods. The Company anticipates its average cost of sales per SWU from its diverse sources of supply will decline in 2019 and subsequent years.
Cost of sales for the Contract Services Segment increased $1.0 million in the three months and declined $0.2 million in the six months ended June 30, 2018, compared to the corresponding periods in 2017, reflecting services provided under the X-energy contract beginning in the second quarter of 2018, and the reduced scope of contract work for American Centrifuge technology services over the current six-month period.
As of December 31, 2017, the Company’s LEU Segment order book was $1.3 billion and approximately 14 percent of the order book was reported to be at risk due to milestones related to the deployment of the American Centrifuge Plant or due to customer financial conditions. As of June 30, 2018, the order book was $1.3 billion, reflecting completed deliveries and new contracts in the six months ended June 30, 2018. On July 26, 2018, a customer that had filed for bankruptcy court protection in March 2018 signed a new contract with the Company and rejected the existing long-term contract. The rejection of the prior contract and the acceptance of the new contract are subject to court approval. After giving effect to the expected contract rejection and the new contract, the order book will be $1.1 billion, absent the impact of other order activity in the interim, and the specific risks the Company had previously identified to the order book will have been resolved.
Gross Loss
Centrus realized a gross loss of $10.7 million in the three months ended June 30, 2018, an increase of $6.0 million compared to the gross loss of $4.7 million in the corresponding period in 2017. In the six months ended June 30, 2018, the Company realized a gross loss of $16.0 million, an increase of $8.4 million compared to the gross loss of $7.6 million in the corresponding period in 2017. Excluding the $9.5 million of revenue in the current period from the January 2018 settlement with DOE related to past work performed, the gross loss in the six months ended June 30, 2018, was $25.5 million.
The gross loss for the LEU Segment in the three months ended June 30, 2018, was $10.0 million, an increase of $5.4 million compared to the gross loss of $4.6 million in the corresponding period in 2017. In the six months ended June 30, 2018, the gross loss for the LEU Segment was $23.5 million, an increase of $17.0 million compared to the gross loss of $6.5 million in the corresponding period in 2017. The particular SWU sales in the three and six months ended June 30, 2018, reflect a greater concentration of sales made under contracts that reflect lower prices under more recent market conditions.
For the Contract Services Segment, Centrus realized a gross loss of $0.7 million in the three months ended June 30, 2018, compared to a gross loss of $0.1 million in the corresponding period in 2017. The Company realized a gross profit of $7.5 million in the six months ended June 30, 2018, including $9.5 million of revenue from the January 2018 settlement with DOE, compared to a gross loss of $1.1 million in the corresponding period in 2017.

Advanced Technology License and Decommissioning Costs
Advanced technology license and decommissioning costs consist of American Centrifuge expenses that are outside of our customer contracts in the Contract Services Segment, including ongoing costs for work at the Piketon, Ohio, demonstration facility. Costs increased $1.0 million, or 23 percent, in the three months and $2.9 million, or 28 percent, in the six months ended June 30, 2018, compared to the corresponding periods in 2017. In the current periods, efforts at the Piketon facility were focused on U.S. Nuclear Regulatory Commission license termination and DOE lease turnover activities, and the related costs were charged to expense. In the prior period, efforts were primarily focused on decontamination and decommissioning (D&D) of the Piketon facility, and the related costs were recorded as a reduction of the D&D liability. In addition, a greater allocation of Piketon facility costs was charged to advanced technology license and decommissioning costs in the current periods following the relocation of certain corporate functions from the Piketon facility.
SG&A and Special Charges
Selling, general and administrative (SG&A) expenses were unchanged in the three months and decreased $1.2 million, or five percent, in the six months ended June 30, 2018, compared to the corresponding periods in 2017. Overhead allocated to SG&A expenses declined $0.9 million in the three months and $1.5 million in the six months ended June 30, 2018, following the relocation of certain corporate functions from the Piketon facility. Compensation and benefits declined $0.2 million in the three-month period and $0.4 million in the six-month period. Consulting costs increased $0.9 million in the three-month period and $0.6 million in the six-month period, primarily for work related to business development.
Special charges declined $2.0 million, or 87 percent, in the three months and $3.8 million, or 81 percent, in the six months ended June 30, 2018, compared to the corresponding periods in 2017. Special charges in the six months ended June 30, 2018, and 2017, consisted of estimated employee termination benefits of $0.8 million and $1.4 million and advisory costs related to updating the Company’s information technology systems of $0.1 million and $3.3 million, respectively.
Cash Flow
Centrus ended the second quarter of 2018 with a consolidated cash balance of $140.1 million. The net reduction of $59.9 million in the SWU purchase payables balance, due to the timing of purchase deliveries, was a significant use of cash in the six months ended June 30, 2018. The operating loss of $53.7 million in the six months ended June 30, 2018, net of non-cash expenses, was a use of cash. Sources of cash included the net reduction in receivables from utility customers of $18.9 million.
2018 Outlook
Centrus anticipates SWU and uranium revenue in 2018 in a range of $150 million to $175 million, reflecting a decline in average sales prices compared to 2017 as more sales are made under contracts that reflect more recent market conditions. The Company anticipates total revenue in a range of $175 million to $200 million. Consistent with prior years, revenue continues to be most heavily weighted to the fourth quarter; Centrus expects nearly one-half of its 2018 revenue to be generated in the fourth quarter. The Company expects to end 2018 with a cash and cash equivalents balance in a range of $100 million to $125 million. The anticipated decrease in cash and cash equivalents in 2018 is driven by the expected timing of purchases under supply agreements and an increase in required cash contributions to our postretirement benefit plans.

Centrus’ financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from its expectations could cause differences between the guidance and the ultimate results. Among the factors that could affect the results are:

•	Additional short-term purchases or sales of SWU and uranium;

•	Timing of customer orders, related deliveries, and purchases of LEU or components;

•	The outcome of legal proceedings and other contingencies;

•	Potential use of cash for strategic initiatives;

•	Actions taken by Centrus’ customers, including actions that might affect existing contracts, as a result of market and other conditions impacting customers and the industry; and

•	Additional costs for decontamination and decommissioning of Centrus’ facility in Ohio.

About Centrus Energy Corp.
Centrus is a trusted supplier of nuclear fuel and services for the nuclear power industry. Centrus provides value to its utility customers through the reliability and diversity of its supply sources - helping them meet the growing need for clean, affordable, carbon-free electricity. Since 1998, the Company has provided its utility customers with more than 1,750 reactor years of fuel, which is equivalent to 7 billion tons of coal.
With world-class technical capabilities, Centrus offers turnkey engineering and advanced manufacturing solutions to its customers. The Company is also advancing the next generation of centrifuge technologies so that America can restore its domestic uranium enrichment capability in the future. Find out more at www.centrusenergy.com.
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Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include risks: related to our significant long-term liabilities, including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations; risks relating to our outstanding 8.0% paid-in-kind (“PIK”) toggle notes (the “8% PIK Toggle Notes”) maturing in September 2019, our 8.25% notes (the “8.25% Notes”) maturing in February 2027 and our Series B Senior Preferred Stock, including the potential termination of the guarantee by United States Enrichment Corporation of the 8% PIK Toggle Notes; risks related to the use of our net operating losses (“NOLs”) and net unrealized built-in losses (“NUBILs”) to offset future taxable income and the use of the Rights Agreement (as defined herein) to prevent an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) and our ability to generate taxable income to utilize all or a portion of the NOLs and NUBILs prior to the expiration thereof; risks related to the limited trading markets in our securities; risks related to our ability to maintain the listing of our Class A Common Stock on the NYSE American LLC (the “NYSE American”); risks related to decisions made by our Class B stockholders regarding their investment in the Company based upon factors that are unrelated to the Company’s performance; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; the impact and potential extended duration of the current supply/demand imbalance in the market for low-enriched uranium (“LEU”); our dependence on others for deliveries of LEU including deliveries from the Russian government entity Joint Stock Company “TENEX” (“TENEX”) under a commercial supply agreement with TENEX and deliveries under a long-term supply agreement with Orano Cycle; risks related to our ability to sell the LEU we procure pursuant to our purchase obligations under our supply agreements; risks relating to our sales order book, including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions and lack of current production capability; risks related to financial difficulties experienced by customers, including possible bankruptcies, insolvencies or any other inability to pay for our products or services; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; risks related to the value of our intangible assets related to the sales order book and customer relationships; risks associated with our reliance on third-party suppliers to provide essential services to us; risks related to existing or new trade barriers and contract terms that limit our ability to deliver LEU to customers; risks related to actions that may be taken by the U.S. government, the Russian government or other governments that could affect our ability to perform or the ability of our sources of supply to perform under their contract obligations to us, including the imposition of sanctions, restrictions or other requirements; the impact of government regulation including by the U.S. Department of Energy and the United States Nuclear Regulatory Commission; uncertainty regarding our ability to commercially deploy competitive enrichment technology; risks and uncertainties regarding funding for the American Centrifuge project and our ability to perform under our agreement with UT-Battelle, LLC (“UT-Battelle”), the management and operating contractor for Oak Ridge National Laboratory (“ORNL”), for continued research and development of the American Centrifuge technology; the potential for further demobilization or termination of the American Centrifuge project; risks related to the current demobilization of portions of the American Centrifuge project, including risks that the schedule could be delayed and costs could be higher than expected; failures or security breaches of our information technology systems; potential strategic transactions, which could be difficult to implement, disrupt our business or change our business profile significantly; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of financial market conditions on our business, liquidity, prospects, pension assets and insurance facilities; revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017.
Contacts:
Investors:     Don Hatcher (301) 564-3460
Media:     Jeremy Derryberry (301) 564-3392

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue:
Separative work units	$32.9	$37.9	$50.6	$38.7
Uranium	—	—	3.6	—
Contract services	6.5	6.1	20.9	12.5
Total revenue	39.4	44.0	75.1	51.2
Cost of Sales:
Separative work units and uranium	42.9	42.5	77.7	45.2
Contract services	7.2	6.2	13.4	13.6
Total cost of sales	50.1	48.7	91.1	58.8
Gross loss	(10.7)	(4.7)	(16.0)	(7.6)
Advanced technology license and decommissioning costs	5.4	4.4	13.4	10.5
Selling, general and administrative	9.7	9.7	20.9	22.1
Amortization of intangible assets	1.5	2.0	2.8	3.2
Special charges for workforce reductions and advisory costs	0.3	2.3	0.9	4.7
Gains on sales of assets	(0.2)	(0.7)	(0.3)	(1.7)
Operating loss	(27.4)	(22.4)	(53.7)	(46.4)
Gain on early extinguishment of debt	—	—	—	(33.6)
Nonoperating components of net periodic benefit expense (income)	(1.7)	(0.4)	(3.3)	(0.8)
Interest expense	1.0	0.7	2.0	3.6
Investment income	(0.6)	(0.3)	(1.2)	(0.6)
Loss before income taxes	(26.1)	(22.4)	(51.2)	(15.0)
Income tax benefit	—	—	(0.1)	(0.2)
Net loss	(26.1)	(22.4)	(51.1)	(14.8)
Preferred stock dividends - undeclared and cumulative	2.0	2.0	4.0	3.0
Net loss allocable to common stockholders	$(28.1)	$(24.4)	$(55.1)	$(17.8)

Net loss per common share - basic and diluted	$(3.08)	$(2.69)	$(6.05)	$(1.96)
Average number of common shares outstanding - basic and diluted (in thousands):	9,118	9,077	9,111	9,070

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except share and per share data)

	June 30, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$140.1	$208.8
Accounts receivable	27.9	60.2
Inventories	100.0	153.1
Deferred costs associated with deferred revenue	130.2	122.3
Other current assets	22.7	22.5
Total current assets	420.9	566.9
Property, plant and equipment, net of accumulated depreciation of $2.2 as of June 30, 2018 and $1.9 as of December 31, 2017	4.5	4.9
Deposits for financial assurance	19.8	19.7
Intangible assets, net	79.9	82.7
Other long-term assets	0.7	1.1
Total assets	$525.8	$675.3

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$47.0	$54.3
Payables under SWU purchase agreements	19.5	79.4
Inventories owed to customers and suppliers	45.1	77.9
Deferred revenue and advances from customers	195.0	191.8
Total current liabilities	306.6	403.4
Long-term debt	155.3	157.5
Postretirement health and life benefit obligations	151.7	154.2
Pension benefit liabilities	155.2	161.6
Advances from customers	14.5	—
Other long-term liabilities	12.3	17.5
Total liabilities	795.6	894.2

Stockholders’ deficit
Preferred stock, par value $1.00 per share, 20,000,000 shares authorized
Series A Participating Cumulative Preferred Stock, none issued	—	—
Series B Senior Preferred Stock, 7.5% cumulative, 104,574 shares issued and outstanding and an aggregate liquidation preference of $115.4 as of June 30, 2018 and $111.5 as of December 31, 2017	4.6	4.6
Class A Common Stock, par value $0.10 per share, 70,000,000 shares authorized, 7,632,669 shares issued and outstanding as of June 30, 2018 and December 31, 2017	0.8	0.8
Class B Common Stock, par value $0.10 per share, 30,000,000 shares authorized, 1,406,082 shares issued and outstanding as of June 30, 2018 and December 31, 2017	0.1	0.1
Excess of capital over par value	60.2	60.0
Accumulated deficit	(335.5)	(284.5)
Accumulated other comprehensive income, net of tax	—	0.1
Total stockholders’ deficit	(269.8)	(218.9)
Total liabilities and stockholders’ deficit	$525.8	$675.3

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Six Months Ended June 30,
	2018	2017
Operating Activities
Net loss	$(51.1)	$(14.8)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	3.3	3.6
PIK interest on paid-in-kind toggle notes	0.9	0.8
Gain on early extinguishment of debt	—	(33.6)
Gain on sales of assets	(0.3)	(1.7)
Changes in operating assets and liabilities:
Accounts receivable	32.1	(32.1)
Inventories, net	20.4	42.7
Payables under SWU purchase agreements	(59.9)	(39.7)
Deferred revenue, net of deferred costs	(4.7)	13.9
Accounts payable and other liabilities	(7.0)	(15.7)
Other, net	0.6	(1.4)
Cash used in operating activities	(65.7)	(78.0)

Investing Activities
Capital expenditures	(0.1)	(0.1)
Proceeds from sales of assets	0.3	1.7
Cash provided by investing activities	0.2	1.6

Financing Activities
Payment of interest classified as debt	(3.0)	—
Repurchase of debt	—	(27.6)
Payment of securities transaction costs	—	(9.0)
Cash used in financing activities	(3.0)	(36.6)

Decrease in cash, cash equivalents and restricted cash	(68.5)	(113.0)
Cash, cash equivalents and restricted cash at beginning of period	244.8	296.7
Cash, cash equivalents and restricted cash at end of period	$176.3	$183.7

Supplemental cash flow information:
Interest paid in cash	$0.4	$2.1
Non-cash activities:
Conversion of interest payable-in-kind to long-term debt	$0.9	$0.8
Exchange of debt for Series B preferred stock	$—	$4.6